Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR 6 A.M. EST RELEASE
Date: February 25, 2011

Double Eagle Petroleum Co. Announces Appointment of a New Board Member

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today the appointment of David W. Wilson to the Company’s Board of Directors. Mr. Wilson will also serve as a member of the Audit Committee.

Mr. Wilson currently serves as an independent energy consultant. From 1993 until his retirement in 2000, he led PricewaterhouseCooper’s Energy Strategic Advisory Services Group. He was President of Gas Acquisition Services, a gas management consulting firm from 1985 through 1988; from 1977 through 1985 he served as Vice President, Exploration and Corporate Development of Consolidated Oil and Gas; and from 1975 through 1977 he served as Manager, Diversification Programs for Williams Exploration. Prior to 1977 he held various positions in the oil and gas exploration and production industry. Since 2004, he has also served as an independent director of Energen Corporation (NYSE: EGN), a diversified energy company, focusing on natural gas distribution, and oil and gas exploration and production.

 Mr. Wilson has a Bachelors degree from Tulsa University in Engineering Mathematics.

“The Board and I believe Mr. Wilson’s experience and leadership will contribute to achieving the Company’s strategic goals and increasing shareholder value and his extensive oil and gas experience will complement Double Eagle’s already diverse Board,” said the Chairman, President, and CEO of Double Eagle, Richard Dole.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

# # #

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.com